Exhibit 99.1

PRESS RELEASE

For information contact:

Mike Avara

704-973-7027

mavara@horizonlines.com

HORIZON LINES REPORTS FIRST-QUARTER 2015 FINANCIAL RESULTS

Adjusted EBITDA Increases 64.2% for 4th Consecutive Quarter of Year-over-Year Improvement

CHARLOTTE, NC, May 1, 2015 – Horizon Lines, Inc. (OTCQB: HRZL) today reported financial results for the fiscal first quarter ended March 22, 2015.

“Horizon Lines’ first-quarter adjusted EBITDA increased 64.2% over the same period a year ago. The improvement in adjusted EBITDA was driven largely by improved fuel recovery, lower transit and replacement vessel costs associated with dry-docking of our vessels and higher volume,” said Steve Rubin, President and Chief Executive Officer. “The factors driving adjusted EBITDA growth were partially offset by modestly lower rates, net of fuel; productivity losses in connection with the west coast ILWU negotiations and the resulting congestion impact and higher vessel operating costs. Results represent the fourth consecutive quarter of growth in adjusted EBITDA over prior-year results.”

Financial results are being presented on a continuing operations basis.

Comparison of GAAP and Non-GAAP Results from Continuing Operations	Quarters Ended
(in millions, except per share data)*	3/22/2015	3/23/2014

GAAP:
Operating revenue	$180.9	$183.3
Operating income (loss)	$1.5	$(3.5)
Net loss	$(16.4)	$(20.6)
Net loss per share	$(0.40)	$(0.52)

Non-GAAP:*
EBITDA	$10.2	$6.3
Adjusted operating income (loss)	$4.6	$(1.8)
Adjusted EBITDA	$13.3	$8.1
Adjusted net loss	$(13.3)	$(18.9)
Adjusted net loss per share	$(0.32)	$(0.47)

*	See attached schedules for reconciliation of first-quarter 2015 and 2014 reported GAAP results to non-GAAP results. Per-share amounts reflect the weighted average of 41.3 million basic and fully diluted shares outstanding for the 2015 first quarter, compared with 39.9 million basic and fully diluted shares outstanding for the 2014 period.

In the first quarter of 2015, the company discontinued providing liner service between the United States and Puerto Rico and ceased San Juan terminal service operations. The company has met the accounting criteria to classify Puerto Rico operations as discontinued operations during 2015. As such, Puerto Rico results are included in discontinued operations in all periods presented. Horizon Lines operated in the Puerto Rico market for all of 2014.

Horizon Lines 1st Quarter 2015	Page 2 of 11

First-Quarter 2015 Financial Highlights from Continuing Operations

•	Volume, Rate & Fuel Cost – Container volume for the 2015 first quarter totaled 37,754 revenue loads, up 1,790 loads from the same period a year ago. Unit revenue per container totaled $4,792 in the first quarter, compared with $5,098 a year ago. Unit revenue per container, net of fuel surcharges was $3,489, down 5.8% from $3,702 a year ago. The rate decline was primarily due to a change in cargo mix associated with higher automobile shipments in Hawaii, as well as increased competition in our markets. Vessel fuel costs averaged $364 per metric ton in the first quarter, down 43.8% from the average price of $648 per ton for the same quarter in 2014.

•	Operating Revenue – First-quarter operating revenue decreased 1.3% to $180.9 million from $183.3 million a year ago. The factors in the $2.4 million revenue reduction were an $8.2 million decline due to lower container rates and a $4.9 million decrease in fuel surcharges partially offset by a $6.7 million increase as a result of higher container volumes and $4.0 million growth in non-transportation revenue.

•	Operating Income – GAAP operating income for the first quarter totaled $1.5 million, compared with an operating loss of $(3.5) million a year ago. The 2015 GAAP operating income reflects expenses totaling $3.1 million associated with transaction-related costs and antitrust and false claims legal expenses. The 2014 GAAP operating loss includes expenses totaling $1.8 million related to transaction-related costs, antitrust and false claims legal expenses and employee severance as well as a gain on the change in value of debt conversion features. After excluding these items, first-quarter 2015 adjusted operating income totaled $4.6 million, compared with an adjusted operating loss of $(1.8) million a year earlier (See reconciliation tables for specific line-item amounts).

•	EBITDA – EBITDA totaled $10.2 million for the 2015 first quarter, compared with $6.3 million for the same period a year ago. Adjusted EBITDA for the first quarter of 2015 was $13.3 million, versus $8.1 million for 2014. EBITDA and adjusted EBITDA for the 2015 and 2014 first quarters were impacted by the same factors affecting operating income (loss). (See reconciliation tables for specific line-item amounts).

•	Net Loss from Continuing Operations – On a GAAP basis, the first-quarter net loss totaled $(16.4) million, or $(0.40) per share on a weighted average of 41.3 million basic and fully diluted shares outstanding. This compares with the prior-year net loss of $(20.6) million, or $(0.52) per basic and fully diluted share, based on a weighted average of 39.9 million basic and fully diluted shares outstanding. On an adjusted basis, the 2015 first-quarter net loss totaled $(13.3) million, or $(0.32) per share, compared with a net loss of $(18.9) million, or $(0.47) per share, for the 2014 first quarter. Adjusted net loss for the 2015 and 2014 first quarters reflects the same items that impacted adjusted EBITDA. (See reconciliation tables for specific line-item amounts).

•	Shares Outstanding – The company had a daily weighted average of 41.3 million basic and fully diluted shares outstanding for the first quarter of 2015. This compares with a daily weighted average of 39.9 million basic and fully diluted shares outstanding for the 2014 first quarter. As of April 24, 2015, the equivalent of 92.4 million fully diluted shares of the company’s stock were outstanding, consisting of 40.9 million shares of common stock and warrants convertible into 51.5 million shares of common stock.

Horizon Lines 1st Quarter 2015	Page 3 of 11

Liquidity & Debt Structure

The company had total liquidity of $57.7 million as of March 22, 2015, consisting of cash of $10.4 million and $47.3 million available under its asset-based loan (ABL) revolving credit facility. Funded debt outstanding totaled $526.6 million, consisting of: $218.3 million of 11.00% first-lien secured notes due October 15, 2016; $212.5 million of second-lien secured notes due October 15, 2016, bearing interest at 15.00%, being paid in kind with additional second-lien secured notes; a $68.3 million term loan to fund the January 2013 purchase of the company’s Alaska vessels, bearing interest at 10.25% and maturing September 30, 2016; a $20.0 million super-priority term loan, also for the purchase of the Alaska vessels, bearing interest at 8.00% and maturing September 30, 2016; $2.0 million of 6.00% convertible notes, due April 15, 2017; and $5.5 million in capital leases. There were no borrowings on the company’s ABL revolving credit facility, which matures October 5, 2016 (but 90 days earlier if the First Lien Notes and the Second Lien Notes are not repaid or refinanced as of such date). The company’s weighted average interest rate for funded debt was 12.5%. Availability under the ABL revolving credit facility is based on a percentage of eligible accounts receivable and customary reserves, with a maximum of $80.0 million. Letters of credit issued against the ABL revolving credit facility totaled $10.5 million on March 22, 2015.

Please see attached schedules for the reconciliation of first-quarter 2015 and 2014 reported GAAP results and Non-GAAP adjusted results.

Outlook

The 2015 outlook does not contemplate the consummation of the sale of our Hawaii business to The Pasha Group (“Pasha”) or the consummation of the merger of the remainder of the company into a subsidiary of Matson Navigation Company, Inc. (“Matson”) as the timing and certainty of such transactions are unknown at this time.

We anticipate that our 2015 continuing operations will include our shipping and integrated logistics services to and from the continental U.S. and Alaska and Hawaii, vessel loading and unloading services that we provide for vessel operators at our terminals, agency services, and other non-transportation services. We discontinued our Puerto Rico operations during the first quarter of 2015.

We expect 2015 revenue container loads in our two remaining markets to be above 2014 levels due to anticipated modest volume growth in both markets we serve. Overall, revenue container rates are expected to decline slightly in 2015 largely due to cargo mix.

Horizon Lines 1st Quarter 2015	Page 4 of 11

We will experience increases in expenses associated with our revenue container volumes, including our vessel payroll costs and benefits, stevedoring, port charges, wharfage, inland transportation costs, and rolling stock costs, among others.

We expect four vessel dry-dockings in 2015 compared with two vessel dry-dockings in 2014. However, in 2014 one of the vessel dry-dockings resulted in negligible repositioning and incremental costs. As a result, we expect the costs associated with repositioning vessels and expenses related to spare vessels will meaningfully exceed 2014 levels.

Our operations share corporate and administrative functions such as finance, information technology, human resources, and legal. Centralized functions are performed primarily at our Charlotte, North Carolina, headquarters and at our operations center in Irving, Texas. Due to the discontinuation of our Puerto Rico operations, we will evaluate the appropriate level of resources to support our Alaska and Hawaii tradelanes throughout 2015. However, many of these expenses will continue for a portion of 2015.

In addition, we expect net cash inflows of approximately $3.5 million associated with restructuring charges and the wind-down of our Puerto Rico business during 2015. Proceeds from the sale of assets are expected to exceed cash outflows associated with restructuring.

Based on our current level of operations, we believe cash flows from operations and borrowings available under the ABL Facility will be adequate to support our business plans.

Use of Non-GAAP Measures

Horizon Lines reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). The company also believes that the presentation of certain non-GAAP measures, i.e., EBITDA and results excluding certain expenses and income, provides useful information for the understanding of its ongoing operations and enables investors to focus on period-over-period operating performance without the impact of significant special items. The company further feels these non-GAAP measures enhance the user’s overall understanding of the company’s current financial performance relative to past performance and provide a better baseline for modeling future earnings expectations. Non-GAAP measures are reconciled in the financial tables accompanying this press release. The company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the company’s reported GAAP results.

About Horizon Lines

Horizon Lines, Inc. is one of the nation’s leading domestic ocean shipping companies and the only ocean cargo carrier currently serving the two noncontiguous domestic markets of Alaska and Hawaii. The company owns a fleet of 11 fully Jones Act qualified vessels and operates four port terminals in Alaska and Hawaii. A trusted partner for many of the nation’s leading retailers, manufacturers and U.S. government agencies, Horizon Lines provides reliable transportation services that leverage its unique combination of ocean

Horizon Lines 1st Quarter 2015	Page 5 of 11

transportation and inland distribution capabilities to deliver goods that are vital to the prosperity of the markets it serves. The company is based in Charlotte, NC, and its stock trades on the over-the-counter market under the symbol HRZL.

Forward Looking Statements

The information contained in this press release should be read in conjunction with our filings made with the Securities and Exchange Commission. This press release contains “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are those that do not relate solely to historical fact. They include, but are not limited to, any statement that may predict, forecast, indicate or imply future results, performance, achievements or events. Words such as, but not limited to, “believe,” “anticipate,” “plan,” “targets,” “projects,” “will,” “expect,” “would,” “could,” “should,” “may,” and similar expressions or phrases identify forward-looking statements.

Factors that may cause expected results or anticipated events or circumstances discussed in this press release to not occur or to differ from expected results include: our ability to consummate the transaction with Pasha to sell our Hawaii business or the merger transaction with Matson; unexpected costs, litigation and other operational complications that may arise from these proposed transactions; our business may suffer as a result of uncertainty surrounding the proposed merger and the Hawaii sale, including adverse impact on relationships with customers, suppliers and regulators; the company’s inability to retain and if necessary, attract key employees, particularly during the pendency of the merger and the Hawaii sale; diversion of management’s attention from ongoing business operations during the pendency of the merger and the Hawaii sale; a governmental authority prohibiting or otherwise restraining the transaction with Pasha to sell our Hawaii business or the merger transaction with Matson; our substantial leverage may restrict cash flow and thereby limit our ability to invest in our business; our ability to maintain adequate liquidity to operate our business; our ability to make interest payments on our outstanding indebtedness; our ability to manage the three Alaska vessels’ exhaust gas cleaning systems initiative effectively to deliver the results we hope to achieve; our ability to mitigate expenses and increased charges associated with the shutdown of our Puerto Rico tradelane; volatility in fuel prices; work stoppages, strikes, and other adverse union actions; the vessels in our fleet continue to age, and we may not have the resources to replace our vessels; decreases in shipping volumes; failure to comply with safety and environmental protection and other governmental requirements; increased inspection procedures and tighter import and export controls; the start-up of any additional Jones-Act competitors; the ability to effectively compete as competitors deploy additional tonnage; repeal or substantial amendment of the coastwise laws of the United States, also known as the Jones Act; catastrophic losses and other liabilities; failure to comply with the various ownership, citizenship, crewing, and build requirements dictated by the Jones Act; the arrest of our vessels by maritime claimants; severe weather and natural disasters; or unexpected substantial dry-docking or repair costs for our vessels.

All forward-looking statements involve risk and uncertainties. In light of these risks and uncertainties, expected results or other anticipated events or circumstances discussed in

Horizon Lines 1st Quarter 2015	Page 6 of 11

this press release might not occur. The forward-looking statements included in the press release are made only as of the date they are made, and the company undertakes no obligation to update any such statements, except as otherwise required by applicable law. See the section entitled “Risk Factors” in our 2014 Form 10-K filed with the SEC on March 13, 2015, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. Those factors and the other risk factors described therein are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences.

(tables follow)

Horizon Lines 1st Quarter 2015	Page 7 of 11

Horizon Lines, Inc.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except per share amounts)

	March 22, 2015	December 21, 2014
Assets
Current assets
Cash	$10,395	$8,552
Accounts receivable, net of allowance	81,797	76,242
Materials and supplies	13,480	15,236
Deferred tax asset	2,575	2,575
Other current assets	9,080	9,050
Assets of discontinued operations	11,773	27,497

Total current assets	129,100	139,152
Property and equipment, net	177,109	180,291
Goodwill	198,793	198,793
Intangible assets, net	23,382	25,291
Other long-term assets	13,836	15,619
Long-term assets of discontinued operations	—	20,916

Total assets	$542,220	$580,062

Liabilities and Stockholders’ Deficiency
Current liabilities
Accounts payable	$32,738	$38,255
Current portion of long-term debt, including capital lease	11,878	11,838
Other accrued liabilities	63,698	55,237
Liabilities of discontinued operations	25,599	46,184

Total current liabilities	133,913	151,514
Long-term debt, including capital lease, net of current portion	526,505	520,522
Deferred tax liability	3,124	3,052
Other long-term liabilities	24,181	24,010
Long-term liabilities of discontinued operations	23,697	26,226

Total liabilities	711,420	725,324

Stockholders’ deficiency
Preferred stock, $.01 par value, 30,500 shares authorized; no shares issued or outstanding	—	—
Common stock, $.01 par value, 150,000 shares authorized, 40,753 and 40,033 shares issued and outstanding as of March 22, 2015 and December 21, 2014, respectively	1,017	1,010
Additional paid in capital	383,527	383,809
Accumulated deficit	(548,306)	(524,484)
Accumulated other comprehensive loss	(5,438)	(5,597)

Total stockholders’ deficiency	(169,200)	(145,262)

Total liabilities and stockholders’ deficiency	$542,220	$580,062

Horizon Lines 1st Quarter 2015	Page 8 of 11

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands, except per share amounts)

	Quarters Ended
	March 22, 2015	March 23, 2014

Operating revenue	$180,913	$183,335
Operating expense:
Vessel	38,114	51,582
Marine	43,897	42,247
Inland	33,775	32,073
Land	28,779	25,936
Rolling stock rent	6,956	6,631

Cost of services (excluding depreciation expense)	151,521	158,469
Depreciation and amortization	6,079	7,129
Amortization of vessel dry-docking	2,634	2,679
Selling, general and administrative	19,592	18,893
Miscellaneous income, net	(429)	(292)

Total operating expense	179,397	186,878
Operating income (loss)	1,516	(3,543)
Other expense:
Interest expense, net	17,856	17,008
Gain on change in value of debt conversion features	(2)	(71)
Other expense, net	—	1

Loss from continuing operations before income tax expense	(16,338)	(20,481)
Income tax expense	72	152

Net loss from continuing operations	(16,410)	(20,633)
Net loss from discontinued operations	(7,412)	(5,605)

Net loss	$(23,822)	$(26,238)

Basic and diluted net loss per share:
Continuing operations	$(0.40)	$(0.52)
Discontinued operations	(0.18)	(0.14)

Basic and diluted net loss per share	$(0.58)	$(0.66)

Number of weighted average shares used in calculations:
Basic	41,305	39,917
Diluted	41,305	39,917

Horizon Lines 1st Quarter 2015	Page 9 of 11

Horizon Lines, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Quarters Ended
	March 22, 2015	March 23, 2014

Cash flows from operating activities:
Net loss from continuing operations	$(16,410)	$(20,633)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	5,016	4,953
Amortization of intangible assets	1,063	2,176
Amortization of vessel dry-docking	2,634	2,679
Amortization of deferred financing costs	846	846
Gain on change in value of debt conversion features	(2)	(71)
Deferred income taxes	72	135
Gain on equipment disposals	(333)	(271)
Stock-based compensation	446	733
Payment-in-kind interest expense	8,057	6,972
Accretion of interest on debt	296	290
Changes in operating assets and liabilities:
Accounts receivable	(5,563)	(12,345)
Materials and supplies	1,756	(2,571)
Other current assets	(30)	697
Accounts payable	(5,517)	891
Accrued liabilities	8,794	11,503
Vessel dry-docking payments	(1,149)	(3,473)
Legal settlement payments	(358)	(500)
Other assets/liabilities	147	121

Net cash used in operating activities from continuing operations	(235)	(7,868)
Net cash used in operating activities from discontinued operations	(4,863)	(7,376)

Cash flows from investing activities:
Purchases of property and equipment	(1,969)	(1,363)
Proceeds from the sale of property and equipment	845	719

Net cash used in investing activities from continuing operations	(1,124)	(644)
Net cash provided by (used in) investing activities from discontinued operations	15,784	(455)

Cash flows from financing activities:
Payments on ABL facility	(9,500)	(12,200)
Borrowings under ABL facility	9,500	25,700
Payments on long-term debt	(1,875)	—
Payments on capital lease obligations	(475)	(380)
Payments of financing costs	—	(11)

Net cash (used in) provided by financing activities from continuing operations	(2,350)	13,109
Net cash used in financing activities from discontinued operations	(5,369)	(523)

Net (decrease) increase in cash from continuing operations	(3,709)	4,597
Net increase (decrease) in cash from discontinued operations	5,552	(8,354)

Net increase (decrease) in cash	1,843	(3,757)
Cash at beginning of period	8,552	5,236

Cash at end of period	$10,395	$1,479

Horizon Lines 1st Quarter 2015	Page 10 of 11

Horizon Lines, Inc.

Adjusted Operating Income (Loss) Reconciliation

(in thousands)

	Quarter Ended March 22, 2015	Quarter Ended March 23, 2014
Operating income (loss)	$1,516	$(3,543)

Adjustments:
Transaction related expenses	3,024	910
Antitrust and false claims legal expenses	73	578
Gain on change in value of debt conversion features	(2)	(71)
Union/other severance	—	341

Total adjustments	3,095	1,758

Adjusted operating income (loss)	$4,611	$(1,785)

Horizon Lines, Inc.

Adjusted Net Loss Reconciliation

(in thousands)

	Quarter Ended March 22, 2015	Quarter Ended March 23, 2014
Net loss	$(23,822)	$(26,238)
Net loss from discontinued operations	(7,412)	(5,605)

Net loss from continuing operations	(16,410)	(20,633)

Adjustments:
Transaction related expenses	3,024	910
Antitrust and false claims legal expenses	73	578
Gain on change in value of debt conversion features	(2)	(71)
Union/other severance	—	341

Total adjustments	3,095	1,758

Adjusted net loss from continuing operations	$(13,315)	$(18,875)

Horizon Lines 1st Quarter 2015	Page 11 of 11

Horizon Lines, Inc.

Adjusted Net Loss Per Share Reconciliation

	Quarter Ended March 22, 2015	Quarter Ended March 23, 2014
Net loss per share	$(0.58)	$(0.66)
Net loss per share from discontinued operations	(0.18)	(0.14)

Net loss per share from continuing operations	(0.40)	(0.52)

Adjustments Per Share:
Transaction related expenses	0.08	0.02
Antitrust and false claims legal expenses	—	0.02
Gain on change in value of debt conversion features	—	—
Union/other severance	—	0.01

Total adjustments	0.08	0.05

Adjusted net loss from continuing operations	$(0.32)	$(0.47)

Horizon Lines, Inc.

EBITDA and Adjusted EBITDA Reconciliation

(in thousands)

	Quarter Ended March 22, 2015	Quarter Ended March 23, 2014
Net loss	$(23,822)	$(26,238)
Net loss from discontinued operations	(7,412)	(5,605)

Net loss from continuing operations	(16,410)	(20,633)

Interest expense, net	17,856	17,008
Tax expense	72	152
Depreciation and amortization	8,713	9,808

EBITDA	10,231	6,335
Transaction related expenses	3,024	910
Antitrust and false claims legal expenses	73	578
Gain on change in value of debt conversion features	(2)	(71)
Union/other severance charges	—	341

Adjusted EBITDA	$13,326	$8,093

Note: EBITDA is defined as net income (loss) plus net interest expense, income taxes, depreciation and amortization. We believe that EBITDA is a meaningful measure for investors as (i) EBITDA is a component of the measure used by our board of directors and management team to evaluate our operating performance and (ii) EBITDA is a measure used by our management to facilitate internal comparisons to competitors’ results and the marine container shipping and logistics industry in general. Adjusted EBITDA excludes certain charges in order to evaluate our operating performance, and when determining the payment of discretionary bonuses.

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